Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK  10281.1047

TELEPHONE: +1.212.326.3939 • JONESDAY.COM

February 7, 2025

Great Elm Group, Inc.
3801 PGA Boulevard, Suite 603
Palm Beach Gardens, Florida 33410

Re:	Registration Statement on Form S-8 Filed by Great Elm Group, Inc.

Ladies and Gentlemen:

We have acted as counsel for Great Elm Group, Inc., a Delaware corporation (the “Company”), in connection with the inducement restricted stock award granted under the Company’s Inducement Restricted Stock Award Agreement, by and between the Company and Brandon Finomore, dated as of February 4, 2025 (the “Inducement Award Agreement”). In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the 276,182 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, that may be issued or delivered and sold pursuant to the Inducement Award Agreement will be, when issued or delivered and sold in accordance with the Inducement Award Agreement, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Inducement Award Agreement will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have assumed that the Inducement Award Agreement will be approved by the independent members of the Board of Directors of the Company (the “Board”) or an authorized committee of the Board.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

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